AquaCell Technologies, Inc.
American Stock Exchange Symbol AQA


                                                                  June 8, 2005


Dear Stockholders:

I would like to take this opportunity to update you on the progress of AquaCell Technologies, Inc. and to address issues some of you have inquired about. The primary questions we have received relate to the progress on our "Message On The Bottle" advertising program and questions regarding the spin-off of Aquacell Water, Inc., which are addressed below along with other pertinent information on the company.


AQUACELL MEDIA ADVERTISING PROGRAM
----------------------------------

Last year we launched our AquaCell Media "Message On The Bottle" water cooler advertising program in retail stores. Utilizing our patented self-filling bottled water cooler as a billboard has allowed us to create the "Cooler-tising" concept at the point-of-sale with our first target being the pharmacy locations in drug stores, supermarkets and mass merchant retailers. AquaCell Media owns the systems and generates revenues through the sale of advertising on the permanently attached five-gallon bottle.

Considering that approximately 70% of retail purchase decisions are made in the store, advertisers are seeking additional ways to reach the consumer at that critical decision time. Our Cooler-tising program provides face-to-face impact for brand advertising while providing a refreshing service to the consumer.

I am pleased to report that we are continuing to make strong headway on this program. Experts in the advertising industry have marveled that we have been able to secure so many retail locations in such a short time frame and have confirmed that our pricing is in-line with other "out-of-home" advertising offerings, one of the fastest growing segments of the advertising industry.

Locations
---------

Securing locations for our patented self-filling water coolers has been the critical first step of our strategy. We have installed coolers nationwide in Rite Aid drug stores, as well as Duane Reade drug stores in the New York area. The coolers are getting extensive use and have been favorably received by customers, reinforcing both the value of the advertising and the benefit retailers have in putting the coolers into the stores.

Our test in CVS has been very successful. The CVS acquisition of approximately half of the Eckerd stores has delayed our roll out, but we anticipate having a nationwide contract with CVS in the very near future.

We have recently begun a test with Kmart/Sears - the installation of which was
also delayed due to this merger.   We expect the test will be successful and
will lead to a national roll out in Kmart and Sears stores.

================================================================================
               10410 Trademark Street . Rancho Cucamonga, CA 91730
                         (909) 987-0456 . (800) 326-5222

We have also had a highly successful test with Winn Dixie supermarkets; however, the execution of this program has been delayed due to its reorganization. We anticipate commencement of this rollout in the near future.

Advertising
-----------

Our first advertiser is Unilever - one of the world's largest consumer products companies, and the manufacturer of such household name brands as Dove(R), Vaseline(R), Snuggle(R), Lipton(R), Skippy(R), Hellmans(R), SlimFast(R), and Ben & Jerry's(R). Unilever chose to advertise Dove Cool Moisture in connection with its initial product introduction in Rite Aid drug stores nationwide and in Duane Reade stores in the New York area.

Unilever tracked the sales of the product in Duane Reade for four weeks, where half of their stores had the cooler with Dove advertising, and half did not. The cooler advertising was the only variable in the test. Unilever reported to us that in the stores with our water cooler advertising, they sold an average of 34% more Dove Cool Moisture than in the stores without the advertising.

While we anticipated a sales lift, we did not predict one this significant and are extremely excited about the results. We knew from the number of cups being used that the ads were being seen, but had no fact based evidence as to how much additional sales the cooler ads would drive. There is no question about it - the cooler advertising works, as evidenced by the generation of a 34% retail sales lift.

We are now in negotiations with Unilever on expanding the program to other brands and additional retailers. We have been overwhelmed by the support Unilever is giving us, including assistance in establishing new locations for the coolers.

Michael Dougherty, President of AquaCell Media, Inc.
----------------------------------------------------

Our association with Bo Dietl and Associates has been instrumental in our ability to launch this program, including the recent hiring of Michael Dougherty as the president of the AquaCell Media subsidiary. Mike spent 30 years with Unilever with ever increasing roles of responsibility, having ascended to Vice President of Customer Management at the time of his retirement. He has a keen knowledge of the intricacies of the operations of mass merchant retailers, supermarkets and chain drug stores and has developed strong relationships in the industry, including with Advantage Sales & Marketing, the nation's leading sales and marketing agency to suppliers of food products and consumer goods.
Advantage represents top brand clients and has an associate base that exceeds 11,500 persons, providing coverage to over 115,000 retailers across several classes of trade, including supermarkets, drug stores and mass merchandisers. Mr. Dougherty will leverage his experience and relationship with Advantage to facilitate both location placements and advertisers for our "Message On The Bottle" program.

Mike is continuing to work with numerous other chain drugstores, supermarkets, club stores and specialty retailers to begin programs, as well as with many other manufacturers of products to be advertised on our coolers. We will keep you updated on our progress in this regard.

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

SPINOFF OF AQUACELL WATER, INC. SUBSIDIARY
------------------------------------------

In December we announced the spin-off of our Aquacell Water, Inc. subsidiary to holders of record on January 3, 2005, to be paid February 3, 2005. The American Stock Exchange (AMEX) inadvertently established an ex-dividend date - which was not applicable to our distribution since the company being spun off is not yet publicly trading - and AQA began trading with due-bills, whereby the seller owes the spin-off shares to the buyer.

In February, as we were preparing to distribute the spin-off shares, Depository Trust Company (DTC) learned that Aquacell Water, Inc. is not yet a public entity and determined that the shares could not be distributed as intended, creating a complex situation for DTC and the AMEX, as well as for AquaCell Technologies and its stockholders. Both DTC and the AMEX appealed to us to work with them to remedy the situation by extending the pay date to coincide with the effectiveness of Aquacell Water, Inc.'s Form 10 registration statement. AQA will continue to trade with due bills until the AMEX sets a new ex-dividend date in accordance with the new payment date, both of which will be announced in connection with the effectiveness of Aquacell Water, Inc.'s registration statement.

We had originally anticipated filing the Aquacell Water registration statement in March, hoping for an effective date by July. We expect that the filing will now take place during the summer and anticipate it will become effective and publicly trading in the fall, at which time the Aquacell Water shares will be distributed to holders of AQA on the pay date. The benefit to AquaCell Technologies stockholders is that, instead of receiving shares in a privately held company, you will be receiving shares in a publicly trading company.

We anticipate that our Water Science Technologies (WST) subsidiary will be the first acquisition of Aquacell Water. WST manufactures commercial and industrial water treatment systems, which are used for a broad spectrum of applications. Recent projects include systems for Russell Athletics' Honduras manufacturing plant, a US based Boeing facility, the US Army's Bahamas post, and water bottling plants in Iraq, Afghanistan and various US locations. We are in the process of bringing in new management to WST and will be refocusing the company's direction and expanding our product offerings.

PUBLIC RELATIONS
----------------

In order to gain exposure for AquaCell and for our Cooler-tising program, we are in the process of engaging a high-profile public relations firm. Not wanting to prematurely publicize the company, we had held off engaging a firm until we had:
(1) A contract with one of the top five drug store chains (Rite Aid is the third largest); (2) A top name advertiser (Unilever is one of the world's largest consumer products companies); and (3) Proven results of the advertising (Our cooler advertising generated a 34% sales lift for Unilever's Dove Cool Moisture).

We believe that we are now in a position to best capitalize upon the exposure that a well-known firm can give us, and enable us to better utilize the contacts of Bo Dietl and Associates within the financial community.

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

AMERICAN STOCK EXCHANGE LISTING
-------------------------------

In response to stockholder inquiries, we reiterate that the American Stock Exchange, unlike the NASDAQ, does not require that stocks trade above $1.00 to maintain listing.

In December the American Stock Exchange accepted our plan for continued listing, as we have fallen short of their minimum stockholder equity requirement. In accordance with the AMEX Company Guide, the Plan submitted describes the Company's projection for being in compliance with the minimum listing standards within 18 months from the time of submittal. The Plan was evaluated and accepted by the AMEX, indicating that the Company made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the allotted time frame.

We believe that our listing on the American Stock Exchange is important for our stockholders and we will endeavor to maintain that listing.

FINANCING
---------

Placing our water coolers into locations for free in order to benefit from the long-term residual value is capital intensive. We continue to operate the company with no debt, and believe that equity financing is the most fiscally
sound means of funding our water cooler advertising program.   We will continue
to finance the company to support our marketing program making every effort to not negatively impact the trading price of the stock.

We are currently working on a convertible preferred offering at a price above market, which we believe will not have an effect on the stock.

REPORT
------

APL Microcap Research, LLC. has issued an independent analyst report on the company. You can download a copy from their website at www.microcapreport.com


Thank you for your continued support, and as always, please feel free to call Gary Wolff, Karen Laustsen or myself with any questions you may have.


Sincerely,


James C. Witham
Chairman of the Board
Chief Executive Officer

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